UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

METLIFE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4075851
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 Park Avenue New York, New York	10166-0188
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
MetLife, Inc. Depositary Shares each representing a 1/1,000th interest in a share of 4.75% Non-Cumulative Preferred Stock, Series F, $0.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form related to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-234761 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered.

For a description of the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.75% Non-Cumulative Preferred Stock, Series F to be registered hereunder, reference is made to the information under the heading “Description of Capital Stock—Preferred Stock” on page 18 of MetLife, Inc.’s Prospectus dated November 18, 2019 (Registration No. 333-234761), as supplemented by (i) the information under the heading “Description of the Series F Preferred Stock” on pages S-22 through S-28 of MetLife, Inc.’s related Prospectus Supplement, dated January 7, 2020 (the “Prospectus Supplement”) and (ii) the information under the heading “Description of the Depositary Shares” on pages S-29 through S-34 of the Prospectus Supplement, which information is incorporated herein by reference and made part of this Registration Statement. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of MetLife, Inc., dated December 30, 1999 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed March 1, 2017 (File No. 001-15787) (the “2016 Annual Report”)).

3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MetLife, Inc., dated April 29, 2011 (incorporated by reference to Exhibit 3.4 to the 2016 Annual Report).

3.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MetLife, Inc., dated April 29, 2015 (incorporated by reference to Exhibit 3.1 to MetLife, Inc.’s Current Report on Form 8-K, filed April 30, 2015 (File No. 001-15787)).

3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of MetLife, Inc., dated October 23, 2017 (incorporated by reference to Exhibit 3.1 to MetLife’s Current Report on Form 8-K, filed October 24, 2017 (File No. 001-15787)).

3.5	Amended and Restated By-Laws of MetLife, Inc., effective September 25, 2018 (incorporated by reference to Exhibit 3.2 to MetLife, Inc.’s Current Report on Form 8-K, filed October 1, 2018 (File No. 001-15787)).

3.6	Certificate of Designations with respect to the 4.75% Non-Cumulative Preferred Stock, Series F of MetLife, Inc., dated January 8, 2020 (incorporated by reference to Exhibit 3.1 to MetLife, Inc.’s Current Report on Form 8-K, filed January 9, 2020 (File No. 001-15787)).

4.1	Certificate of Designations with respect to the 4.75% Non-Cumulative Preferred Stock, Series F of MetLife, Inc., dated January 8, 2020 (incorporated by reference to Exhibit 3.1 to MetLife, Inc.’s Current Report on Form 8-K, filed January 9, 2020 (File No. 001-15787)).

4.2	Form of 4.75% Non-Cumulative Preferred Stock, Series F Stock Certificate (incorporated by reference to Exhibit A to Exhibit 3.1 to MetLife, Inc.’s Current Report on Form 8-K, filed January 9, 2020 (File No. 001-15787)).

4.3	Deposit Agreement, dated as of January 15, 2020, among MetLife, Inc., Computershare Inc. and Computershare Trust Company, N.A., collectively, as depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.2 of MetLife, Inc.’s Current Report on Form 8-K, filed January 15, 2020 (File No. 001-15787)).

4.4	Form of Depositary Receipt (included as Exhibit A to Exhibit 4.3 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

METLIFE, INC.

Dated: January 15, 2020	By:	/s/ Lyndon Oliver
	Name:	Lyndon Oliver
	Title:	Executive Vice President and Treasurer